Putnam Dynamic Asset Allocation Balanced Fund
9/30/12 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 14,910
Class B	 832
Class C	 959
Class M	 268

72DD2 (000s omitted)

Class R	 168
Class R5 *
Class R6 *
Class Y	 3,524

* Amount represents less than 1,000

73A1

Class A	 0.192
Class B	 0.106
Class C	 0.110
Class M	 0.137

73A2

Class R	 0.165
Class R5 0.054
Class R6 0.057
Class Y	 0.220


74U1  (000s omitted)

Class A	 75,633
Class B	 7,247
Class C	 8,427
Class M	 1,843

74U2  (000s omitted)

Class R	 1,001
Class R5 1
Class R6 1
Class Y	 16,257

74V1

Class A	 11.89
Class B  11.84
Class C  11.65
Class M	 11.87

74V2

Class R  11.81
Class R5 11.90
Class R6 11.90
Class Y	 11.90


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.


Effective 11/30/11, the fund changed its name to Putnam Dynamic
Asset Allocation Balanced Fund and is part of a suite of funds.